                                        OPPENHEIMER CONCENTRATED GROWTH FUND
                                       Supplement dated July 1, 2002 to the
                           Statement of Additional Information dated February 28, 2002, revised June 18, 2002

The Statement of Additional Information is changed as follows:

The section titled "Distribution and Service Plans - Class A Service Plan" on page 29 is revised by adding the following to the end of the first paragraph:

       With respect to purchases of Class A shares  subject to a contingent  deferred  sales charge by certain retirement  plans  that  purchased  such  shares  prior  to March 1,  2001  ("grandfathered  retirement accounts"),  the Distributor  currently intends to pay the service fee to Recipients in advance for the first  year  after the  shares  are  purchased.  After the  first  year  shares  are  outstanding,  the
       Distributor  makes service fee payments to Recipients  quarterly on those shares.  The advance  payment is based on the net asset value of shares  sold.  Shares  purchased  by exchange do not qualify for the advance  service fee payment.  If Class A shares  purchased by  grandfathered  retirement  accounts are redeemed during the first year after their purchase,  the Recipient of the service fees on those shares will be obligated  to repay the  Distributor  a pro rata portion of the advance  payment of the service fee made on those shares.

July 1, 2002                                                                            715PX004